[Exhibit 16]

                                 [ LETTERHEAD ]


March 13, 2002

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on March 8, 2002, to be filed by our former client, Chromatics Color Sciences International, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,


/s/ BDO Seidman, LLP
-------------------------
BDO Seidman, LLP